SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
March 7, 2011
DRINKS AMERICAS HOLDINGS, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-55254-10	87-0438825
State of Incorporation	Commission File Number	IRS Employer I.D. Number

372 Danbury Road, Suite 163, Wilton, Connecticut 06897

Address of principal executive offices

Registrant's telephone number: (203) 762-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01. Other Events.

On March  7, 2011, Drinks Americas Holdings, Ltd. (the “Company”) received notice of the Award of Arbitrator in the Matter of Arbitration 33 154 00283 09 between Liquor Group Holding , LLC (“LG”) and the Company.    In the Award the arbitrator found that the Company did not breach its contract with LG and that there was no tortuous interference by the Company with LG’s business and thus did not award LG any damages.

The arbitrator found that the liquidation and failure to pay for products sold by LG constituted a breach of contract.  The arbitrator  found that the Company was damaged by LG’s breach in the amount of $180,058.62  and that pursuant to the contract between the Company and LG such damages were to be tripled such that the damages owed to the Company by LG became $540,175.86.

The arbitrator also found that pursuant to the contract between the Company and LG, LG was to pay any and all costs and expenses  incurred by the Company in enforcing or establishing its rights  under the agreement including reasonable attorney’s fees.  The arbitrator awarded the Company $120,605.15 in reasonable attorney’s fees along with an additional $3,878.04 in costs, for a total of $124,483.19.

In summary, the arbitrator found that the total owed  by LG to the Company for damages, fees, expenses and costs to be paid to the Company is $664,659.05.

The administrative fees and expenses of the American Arbitration Association, totaling $7,000 was to be borne equally between the Company and LG.  The other administrative fees of the American Arbitration Association totaling $5,775 and the compensation and expense of the arbitrator totaling $19,085 were to be borne equally. Therefore, the Company was to reimburse LG the sum of $1,762 representing that portion of said fees and expenses in excess of the apportioned costs previously incurred by LG.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   March 8, 2011

DRINKS AMERICAS HOLDINGS, LTD.

/s/ J. Patrick Kenny
J. Patrick Kenny, President and CEO